UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2014

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 2, 2014, an investor purchased shares of Digimarc Corporation (the “Company”) common stock under the Company’s continuous offering program, through Wells Fargo Securities LLC (Wells Fargo) as sales agent, for an aggregate purchase price of $15 million. Shares purchased by the investor represent approximately 8% of the Company’s outstanding common stock.

Since inception of the continuous offering program in August 2014, Digimarc has sold shares of the Company’s common stock having an aggregate offering price of approximately $17 million under the program, at an average price per share of $24.44. The Company anticipates that the net proceeds from sales made under the program to date are sufficient to meet the Company’s current working capital requirements; therefore, the Company does not expect to make significant sales under the program for the foreseeable future.

This is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Such an offering may be made only by means of a prospectus supplement and accompanying base prospectus.

Forward-looking Statements

This Form 8-K contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, the Company’s existing and future capital requirements and its expectations about future sales of shares under the program. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including those risk factors set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2014

By:	/s/ Robert P. Chamness
Robert P. Chamness
Chief Legal Officer and Secretary